EXHIBIT 21

STATE OR JURISDICTION
OF INCORPORATION OR
SUBSIDIARIES	ORGANIZATION
DOMESTIC SUBSIDIARIES
Contract Transportation Systems Co.	Delaware
Omega Specialty Products & Services LLC	Ohio
Sherwin-Williams Automotive Finishes Corp.	Delaware
Sherwin-Williams Realty Holdings, Inc.	Illinois
SWIMC, Inc.	Delaware
The Sherwin-Williams Acceptance Corporation	Nevada
Thompson Minwax International Corp.	Delaware

FOREIGN SUBSIDIARIES
Coatings S. R. L.	Peru
Compania Sherwin-Williams, S.A. de C.V.	Mexico
Eurofinish S.r.l.	Italy
Productos Quimicos Y Pinturas, S.A. de C.V.	Mexico
Quetzal Pinturas, S.A. de C.V.	Mexico
Ronseal (Ireland) Limited	Ireland
Ronseal Limited	United Kingdom
Sherwin-Williams Argentina I.y C.S.A.	Argentina
Sherwin-Williams Automotive Europe S.p.A.	Italy
Sherwin-Williams Automotive France S.r.l.	France
Sherwin-Williams Automotive Mexico S. de R.L. de C.V.	Mexico
Sherwin-Williams do Brasil Industria e Comercio Ltda.	Brazil
Sherwin-Williams Canada Inc.	Canada
Sherwin-Williams (Caribbean) N.V.	Curacao
Sherwin-Williams Cayman Islands Limited	Cayman Islands
Sherwin-Williams Chile S.A.	Chile
Sherwin-Williams Japan Co., Ltd.	Japan
Sherwin-Williams Paints (Dongguan) Company Limited	China
Sherwin-Williams Paints Limited Liability Company	Russia
Sherwin-Williams Pinturas de Venezuela S.R.L.	Venezuela
Sherwin-Williams (Shanghai) Paints Company Limited	China
Sherwin-Williams Uruguay S.A.	Uruguay
Sherwin-Williams (West Indies) Limited	Jamaica
The Sherwin-Williams Company Resources Limited	Jamaica